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CHYRON 4Q2012 EARNINGS CALL -  MARCH 11, 2013

Corporate Participants

Michael I. Wellesley-Wesley – President & Chief Executive Officer
Jerry Kieliszak – Senior Vice President & Chief Financial Officer

Other Participants

John A. Gibbons – Managing Partner, Odin Partners LP
Ralph Weil – Analyst, R Weil Investment Management

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen and welcome to the Chyron Corporation Q4 2012 Earnings Conference Call. At this time, all lines are in a listen-only mode. Later we’ll conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today’s conference call is being recorded.

I would now like to turn the conference over to your host, Michael Wellesley-Wesley, President and CEO. Please begin.

Michael I. Wellesley-Wesley, President & Chief Executive Officer

Thank you, Sean. Good morning and thank you all for joining us on the call today. As the conference call operator Sean indicated, my name is Michael Wellesley-Wesley, Chyron’s President and CEO. Joining me on the call today is Jerry Kieliszak, Chyron’s Chief Financial Officer.

Before we begin, let me turn you over to Jerry to submit for the record the required Safe Harbor language prior to discussing our financial results and other matters. Jerry?

Jerry Kieliszak, Senior Vice President & Chief Financial Officer

Thank you, Michael, and good morning everyone. Before market opened today, we issued a press release containing the company’s financial results for the fourth quarter and fiscal year ended December 31, 2012. If anyone participating on today’s call does not have a full text copy of the release, you could retrieve it off the company’s website at chyron.com or numerous other financial sites on the Internet.

And now to the Safe Harbor language. We submit for the record the following statements. From time to time, including on this conference call, management may make forward-looking statements relating to such matters as the company’s anticipated financial performance, business prospects, technological developments, changes in the industry, new products, R&D activities and similar matters that involve risks and uncertainties that may cause actual results to differ from results discussed in the forward-looking statements.

Factors that might cause such a difference include those set forth in the earnings release and the company’s filings with the SEC. Please review those risks in the 10-K for 2012 as well as any updates that are filed from time to time with the SEC. Michael?

Michael I. Wellesley-Wesley, President & Chief Executive Officer

Thanks, Jerry. Now shortly, Jerry will provide a brief recap of our financial results for the fourth quarter and for the full year ended December 31, 2012, but before we get into the detail of our financial results, I wanted to share a significant piece of breaking news with you all.

Earlier this morning, we announced that we have signed a definitive agreement to acquire a privately held company, the Hego Group. The Hego Group is the leading provider of powerful graphics and data visualization solutions for TV and for sports. Hego is based in Stockholm, Sweden with operations in Norway, Finland, Czech Republic, the Republic of Slovakia, the United Kingdom and of course the U.S.A. The combined company is going to be rebranded as ChyronHego and the symbol will remain CHYR and will continue to be quoted on NASDAQ.

The transaction will take the form of a stock transaction, whereby Chyron will issue a number of shares of Chyron common stock which will represent 40% of its aggregate shares of common stock outstanding, including certain outstanding options after the closing, in exchange for all of Hego’s outstanding capital stock. Upon the achievement of certain revenue milestones during 2013, 2014, and/or 2015, Hego’s shareholders will also be entitled to receive additional shares of Chyron common stock, such that the total number of shares of Chyron common issued in the transaction is equal to 50% of the aggregate shares of Chyron common outstanding after the closing.

As is always the case, the transaction is subject to customary closing conditions, including approval by Chyron’s shareholders and is expected to close in the second quarter of 2013. Chyron’s board of directors unanimously approved the transaction, and Chyron shareholders representing 40% of Chyron’s outstanding shares have committed to vote in favor of the transaction.

At the closing, Johan Apel, Chairman and CEO of Hego Group, will be elected to Chyron’s board of directors and will be appointed President and Chief Operating Officer of ChyronHego. I will continue to serve as ChyronHego CEO. Hego’s shareholders will also be entitled to appoint one other member to Chyron’s board of directors. Morpheus Capital Advisors acted as exclusive financial advisor and provided a fairness opinion to Chyron’s board that the transaction was fair to Chyron and its shareholders from a financial point of view.

The selling Hego shareholders are all management and employees of Hego and they will become ChyronHego management and employees after the closing. Everyone involved, including major Chyron shareholders, will enter a 15-month lockup of their Chyron shareholding. And no money is being taken off the table. Although technically an acquisition, both of these companies – both of our companies, I should say – view this as a full merger of equals. The merger of Chyron and Hego brings together two pioneering companies to create a global leader in broadcast graphics creation, playout, and real-time data visualization.

This is a truly transformative transaction for Chyron. By combining the teams and resources of Chyron and Hego, we will deliver to our customers a highly diverse and compelling broadcast graphics capability. Chyron and Hego product lines are complementary with very little overlap. Hego Solutions predominantly address the needs of live sports production with product categories such as augmented reality and virtual product placement, also telestration and production services offerings based around their proprietary image and player tracking solutions.

For our part, Chyron has recently been more focused on graphic solutions for live and near live news production work flows. We anticipate that ChyronHego will vault to second place in terms of global market share in our industry space once the merger is completed. Hego is a well-managed, fast growing profitable company with state-of-the-art products. ChyronHego will be focused on near and long-term value creation for its shareholders. And we believe our comprehensive and competitive product portfolio will quickly make us the market leader in our industry.

With this merger we’re looking forward to integrating Hego and Chyron solutions and working together to innovate new products and services. Our objective is to develop powerful, easy to use solutions for sports, news and live television. Hego has grown quickly over the last few years and this merger will allow us to take their business to a whole new level, especially in North and South America, where their offerings have already been generating significant interest.

We’re excited about this combination and I believe that our customers and our shareholders will be the real beneficiaries. I’ll be happy to answer questions a little later, but first Jerry will take us through a brief summary of our Q4 and 2012 financial results. Jerry?

Jerry Kieliszak, Senior Vice President & Chief Financial Officer

Thanks, Michael. Knowing that our listeners are anxious to ask questions and learn more about the Hego transaction, I’ll make my remarks brief. Fourth quarter revenues of $7.4 million were down 9% as compared to $8.1 million in the fourth quarter of 2011. While services revenues of $2.2 million increased 6%, product revenues of $5.2 million decreased 13%. Operating expenses for the quarter were $5.7 million, down 8%. This resulted in an operating loss of $0.57 million for the quarter as compared $0.43 million operating loss in the fourth quarter of 2011.

Net loss for the quarter was $20 million as compared to a net loss of $0.4 million in the 2011 fourth quarter. Included in the $20 million loss was a $19.5 million valuation allowance against the company’s deferred tax assets. The deferred tax assets represent the estimated amount of tax that the company would not be required to pay after applying its net loss carry forwards against taxable income in the future.

As required by GAAP, we assessed the likelihood that the company’s deferred tax assets will be realizable in the future through the generation of taxable income. In making this assessment, we considered all available evidence, positive and negatives, in determining whether it was more likely or not that the deferred tax assets will be realized. Negative evidence included that the company had losses in 2012 and prior years and that near term market and economic conditions remain uncertain.

Based on our evaluation, we recorded a $19.5 million allowance. This does not mean that the NOLs disappear, they remain available to offset future taxable income and expire between 2018 and 2031. For the full year 2012, revenues were $30.2 million compared to $31.6 million in the full year 2011. Service revenues of $8.5 million were up 11% and product revenues of $21.7 million were down 9%. Operating expenses for 2012 were $24.7 million, up 2%. R&D was up 10%, sales and marketing up 4%, but G&A was down 12%.

Operating loss was $3.7 million for 2012 as compared to an operating loss of $1.9 million for 2011. Net loss for 2012 was $22.3 million as compared to net loss of $4.2 million for 2011. Included in 2012’s net loss was the aforementioned $19.5 million valuation allowance. Excluding that allowance, 2012’s net loss would have been $2.8 million.

This concludes my financial recap. I’m happy to answer questions in the Q&A session, and turn it back over to Michael.

Michael I. Wellesley-Wesley, President & Chief Executive Officer

Thanks, Jerry.

So with that, let’s open the call up for your questions. Sean, please instruct our listeners on how to queue up for questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you, ladies and gentlemen. [Operator Instructions] I have a question from Ted Sowlakis with GTS Investments. Please go ahead with your question.

<Q>: Yeah, hi, guys.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Hey, Ted.

<Q>: Are you able to give us any financials on the Hego Corporation?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Sure. Obviously this will be – so you’ll get far more detail in the proxy when that goes out in the next couple of weeks. But in – they have a similar yearend to us – as they have a financial year, that’s the calendar year. They did $14.8 million in revenue in calendar 2012, up from $10.8 million in calendar 2011. So, I guess that’s about a 40%-ish growth rate, and they made in 2012 $1.6 million operating profit. And, so that kind of gives – and there are about 100 people spread across Europe and the Scandinavian region.

<Q>: I’m sorry, my connection is not good, did you say $14 million or $40 million?

<A – Michael Wellesley-Wesley – Chyron Corp.>: 1-4, $14.8 million.

<Q>: How long have they’ve been in business?

<A – Michael Wellesley-Wesley – Chyron Corp.>: 40 years.

<Q>: That’s great. That appears to be challenging. Anything else you can tell us about the company?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Yes, certainly. They – the background of the company is in sports production services. They started off way back when – providing timing solutions for Swedish television winter sports coverage, but then they, over the – their growth has really come in the past four or five years. Up until about five years ago, they were a very local company providing production services to some one or two Scandinavian broadcasters. But they’ve emerged as a leader in sports broadcast special effects. I’m trying to – one of the best examples of which, if you have watched Fox’s coverage of the NFL last season, was the graphics bubbles and the pointers that are above all of the – above the players. And last weekend, the Daytona 500 for Fox, they were doing similar things for race cars. So they are very, very strong in what we call augmented reality and telestration, which is the ability to paint an arrow on to the TV screen to show where the quarterback should have run rather than where he did run. Putting little stuff also around players so you can track players around the field of play.

And a lot of this is based around some very good proprietary technology for image processing and player tracking. And they can track in real time every moving object on a field of play including the ball and also place – digitize that and place each moving object in relation to every other moving object. So, you can imagine a huge amount of statistics coming out of this and an awful lot of ability for broadcasters to add all kinds of attractive special effects to their coverage of the game. And one of the benefits of this merger is that we will be able to go to our large installed base of sports broadcasters in the Americas and offer these services and these products to them, when – and we know there will be strong demand for that.

<Q>: Okay. What about the president of the company, what is his name and what kind of background does he have?

<A – Michael Wellesley-Wesley – Chyron Corp.>: His name is Johan Apel; that’s J-O-H-A-N and then A-P-E-L. He had originally an accounting background and then he worked in marketing for, I think, P&G in Scandinavia and he joined Hego about six years ago and has been, along with his colleague, the principal architect for their growth.

<Q>: And he will be the president?

<A – Michael Wellesley-Wesley – Chyron Corp.>: He will become the president and chief operating officer of the combined company, which will be called ChyronHego, and I’ll remain the chief executive officer.

<Q>: And he’ll be located in Long Island or...

<A – Michael Wellesley-Wesley – Chyron Corp.>: Yes, he is going to – he and his family are going to relocate to Long Island.

<Q>: And how old is he?

<A – Michael Wellesley-Wesley – Chyron Corp.>: 41.

<Q>: 41? Well, it sounds like we’re going into another exciting era.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Yes, I think hugely exciting. This is a transformative deal for Chyron. It makes us as strong in sports graphics as we are in news graphics. There is a lot of money in sports broadcasting, many of our customers have paid large sums of money to secure the rights to major sport and they want to maximize the viewership, not just on TV, but also of course online and on tablets, et cetera., and in order to do that, they want to create a wonderful viewing experience. And part of that viewing experience is all of this type of in-depth analytics and data visualization capabilities that Hego bring. And so I think this is very, very exciting and of course, we have a very strong footprint in arenas and stadiums and with outside broadcast trucks that cover college games and high school games. So, we believe that very quickly we can integrate our product lines and have some fabulous offerings for our sports broadcast customers in exactly the same way that we do for our news customers today.

<Q>: So, what is the debt situation with both Chyron and Hego?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Negligible, but I’ll hand that off to Jerry, who is better qualified to debt situations. Jerry?

<A – Jerry Kieliszak – Chyron Corp.>: Yes, Ted. As of today, Chyron owes about $600,000 on the term loan that we initiated in the fourth quarter of 2012. Having reviewed the due diligence materials and financials for Hego, they have debt on their books of roughly about $1.4 million and that’s spread over the parent and several of the subsidiary companies.

<Q>: So, total is about $2 million debt?

<A – Jerry Kieliszak – Chyron Corp.>: Yes, on a consolidated basis.

<Q>: So, if there’s 17 million shares now at Chyron, there’ll be 34 million of the new company, roughly?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Well, it – the Hego’s shareholders will receive 40%.

<Q>: 40%, okay.

<A – Michael Wellesley-Wesley – Chyron Corp.>: And then they have the possibility to earn a further 10%.

<Q>: Okay. Well, like I say, we’re going into a new era and I hope everything works out.

<A – Jerry Kieliszak – Chyron Corp.>: Thank you.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Thank you very much, Ted.

<Q>: Thank you.

Operator:  [Operator Instructions] I’m not showing any other questions in the queue at this time.

<A – Jerry Kieliszak – Chyron Corp.>: We’ll give them just a moment or so more.

Operator:  Okay. [Operator Instructions] We do have a question from Frank Turner, a private investor.

<Q>: Good morning.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Good morning, Frank.

<Q>: My question is regarding the share price. I know that we ran into a problem of possibly being de-listed from the NASDAQ, and now we, as of today, have dipped down below that magical dollar share price again. Is there a concern that the share price, with this – you pouring out more shares and sharing, that could dip again, that we might run into problems the de-listing once again as this transaction moves forward?

<A – Michael Wellesley-Wesley – Chyron Corp.>: There is always a possibility, one can certainly say never – never say never. However, I believe that, when our shareholders and investors understand why this transaction is so transformative for the company, that the share price would – will respond accordingly. So, I personally do not believe that we’re going to run into the kind of risks you just described. I think we’re creating a significantly valuable company here and I think that will be recognized by investors.

<Q>: Okay. Thank you. That’s all I have.

Operator:  Our next question comes from John Gibbons of Odin Partners. Please go ahead with your question.

<Q – John Gibbons – Odin Partners LP>: Hi Michael. I have been in and out of the call, so if this has been asked, I apologize. But this is transformative and I wish you well on it. My question is, as for the loss carry-forwards, we – is Hego profitable and can we use the U.S. loss carry-forwards against its income? And then – number one. And if so, number two, related to that – I understand the charge, but it seems like it was only two, three years ago that you did just the reverse. So, are we going to have a situation where at this time next year, you’re going to reverse the reversal on the...?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Both of these questions, John, fall right into Jerry’s wheelhouse. So, I’ll let him answer them properly and then I’ll jump in at the end and screw it up.

<A – Jerry Kieliszak – Chyron Corp.>: Okay. Good morning, John.

<Q – John Gibbons – Odin Partners LP>: Good morning.

<A – Jerry Kieliszak – Chyron Corp.>: John, with respect to your first question on the NOLs. As you know, Chyron has a significant amount of NOLs. We have done an analysis of those NOLs and with respect to Section 382, we believe we won’t run afoul of 382, which will give us continued full utilization, there’s going to be a profit. We have identified, and as soon as the deal closes, we’ll commence implementing some tax strategies that will make as much of the foreign source income as possible taxable in the U.S., so as to offset that income with the U.S. NOLs.

<Q – John Gibbons – Odin Partners LP>: Got it.

<A – Jerry Kieliszak – Chyron Corp.>: With respect to the DTA allowance, you obviously have tracked us around, you know our history, you’re absolutely right. Back in the mid 2000s, we had set up a valuation allowance against our NOLs. Based on subsequent years’ profitability, we released that valuation allowance, effectively putting the deferred tax assets back on the books in the third quarter of 2008. Since that time, we’ve had losses in 2009, 2010, 2011 and 2012, not significant amounts but nonetheless losses and following the guidance within U.S. GAAP, we really did not have much choice but to face the fact that we would need to demonstrate future profitability in order to retain those DTAs. Now the interesting thing is that U.S. GAAP does not permit one to consider the benefit which would, to us, would be a benefit of the combined activities with Hego in producing taxable income in the future until such time as the transaction closes.

<Q – John Gibbons – Odin Partners LP>: Right.

<A – Jerry Kieliszak – Chyron Corp.>: And so, since the close is likely in the early May timeframe, only after that point will we be able to begin measuring the company on a combined basis and start to build the track record that we need to again reverse this valuation allowance.

<Q – John Gibbons – Odin Partners LP>: So, you could reverse it again. That’s what I thought.

<A – Jerry Kieliszak – Chyron Corp.>: Yeah. But I want to emphasize that the NOLs, which are the really valuable portion, those remain intact. They expire in varying amounts and varying years from 2018 out through 2031. So, we have a good amount of future ahead of us to be able to utilize those NOLs and avoid roughly $20 million worth of taxes.

<Q – John Gibbons – Odin Partners LP>: And one of them just expired recently, right?

<A – Jerry Kieliszak – Chyron Corp.>: Yes, we actually had a small tranche of NOLs expire unutilized at the end of 2012 and we had in fact, earlier in 2012, set up a valuation allowance against that, I believe it was in the third quarter, on our prediction or projection that we would not have taxable income for the year 2012 before they expired.

<Q – John Gibbons – Odin Partners LP>: And what’s the next tranche – what’s the expiration of the next tranche?

<A – Jerry Kieliszak – Chyron Corp.>: 2018.

<Q – John Gibbons – Odin Partners LP>: Oh good, so you’ve got plenty of time.

<A – Jerry Kieliszak – Chyron Corp.>: Oh, we got a lot of time. The remaining $47 million of NOLs expire anywhere from 2018 all the way out through 2031, with the majority of that being in the early 2020s...

<Q – John Gibbons – Odin Partners LP>: Great.

<A – Jerry Kieliszak – Chyron Corp.>: To mid 2020s.

<Q – John Gibbons – Odin Partners LP>: So, if this all works out as Michael is enthusiastic about, we’ll not only have a good result – good earnings, we’ll have a lot of free cash flow.

<A – Jerry Kieliszak – Chyron Corp.>: We certainly hope so.

<Q – John Gibbons – Odin Partners LP>: Good luck.

<A – Jerry Kieliszak – Chyron Corp.>: Yup.

<Q – John Gibbons – Odin Partners LP>: Thank you.

<A – Jerry Kieliszak – Chyron Corp.>: Thank you, John.

Operator:  [Operator Instructions] Our next question comes from Ralph Weil with R Weil Investments. Please go ahead with your question.

<Q – Ralph Weil – R Weil Investment Management>: Good morning.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Hi, Ralph.

<Q – Ralph Weil – R Weil Investment Management>: How are you? Could you comment on the Axis product line? What have been your major challenges to getting faster growth, the faster growth that had been anticipated in the past, and what if anything are you doing, or able to do, to enhance it going forward?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Thank you very much indeed Ralph. Let me sort of start with the tail end of that question first, because it will set the context. We’re about to launch – there are some exciting things happening with Axis. The first thing is that we launched it in Europe last year in the middle of a major deployment with a European broadcaster whose name I’m not yet allowed to mention who are deploying Axis and they’ll be the first major user of Axis in Europe.

The second thing is that we are launching at NAB in two or three weeks time Axis version 2, which is a completely revamped, updated Axis capability whether for news graphics content creation, search, the creation of maps, et cetera, it’s a step change in terms of power, speed, usability, and features from the first Axis. And we’ve shown that to existing Axis customers, who as you know, are a couple of hundred stations, 5,000 users, and they’re very enthusiastic about it and they’re going to upgrade here in the U.S. as we roll it out. So, a big part of the answer to why Axis has gone quiet over the past 15 months is that we’ve been in a full development cycle for the new version, which is about to be launched at NAB Trade Show in April, which is our major trade show of the year. So, I have great enthusiasm and I’m very optimistic for the way the new Axis products will be received by broadcasters.

I think perhaps originally we underestimated the speed at which broadcasters would – or overestimated the speed with which they would change their workflow to adopt these new types of technology. But I think that over the past couple of years there has been a much more general acceptance of cloud services; I think a lot of us are storing files in the cloud, a lot of us are building things in the cloud, and it’s a technology and an approach whose time has come in my belief. And, am I disappointed with speed at which it’s developed for us? Yes, I am, but I’m absolutely convinced as market leaders and actually unique in having this particular product in our space that it’s going to pay-off very well in the future.

One other thing I’d like to just add to this is that we’re going to put an awful lot of sports data into the cloud. So that people in broadcasters, in trucks and in studios, when they want to pull down headshots of players and rosters and line-ups, et cetera, as well as all of the statistics are going to do that over the internet from Axis and build graphics accordingly. So, I think that this Hego transaction gives Axis a completely new dimension in the area of sports data to add to its exciting set of services for news customers.

<Q – Ralph Weil – R Weil Investment Management>: Okay. May I ask another question?

<A – Michael Wellesley-Wesley – Chyron Corp.>: Certainly.

<Q – Ralph Weil – R Weil Investment Management>: Are there – in the Hego Transaction, are there any restrictions, have any restrictions been put on the sale of stock, which will be received by the Hego holders or insiders or will they be able to sell whenever they’d like?

<A – Michael Wellesley-Wesley – Chyron Corp.>: No, certainly not. I thought I’d said that in the – in my opening remarks, that there’s a 15 months lock-up.

<Q – Ralph Weil – R Weil Investment Management>: Honestly, I got on the call about 10 minutes late.

<A – Michael Wellesley-Wesley – Chyron Corp.>: Oh, no problem. Sorry, Ralph. Yeah, I wasn’t concerned about you not hearing it. I was just suddenly worried I haven’t said it. But there’s a 15 months lock-up. They’re getting restricted stock down the road. We’ll probably file an S-3 to cover that, but it’s 15 months out. Also major shareholders of Chyron, 40% of the stockholders of Chyron have pledged to vote their share for this transaction and they are also subject to a 15-month lock-up.

<Q – Ralph Weil – R Weil Investment Management>: Okay, thank you.

<A – Michael Wellesley-Wesley – Chyron Corp.>: So, it’s very large. I mean, all the shares involved in this transaction certainly from – on the Hego side are locked up for the foreseeable future.

<Q – Ralph Weil – R Weil Investment Management>: Thank you.

Operator:  I’m not showing any other questions in the queue at this time.

Michael I. Wellesley-Wesley, President & Chief Executive Officer

Okay. Well, I think, if there’s no more questions. I’d just like to thank everybody for participating on today’s call. This is a very exciting and significant moment for Chyron. And I look forward to reporting to you again at the conclusion of the current quarter. Have a great day. Thank you.

Operator:  Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Good day.

Cautionary Statement Regarding Forward-Looking Statements

This document contain forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the Company makes the statements, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties, and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in this document include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement and the inability to complete the proposed transaction due to the failure to obtain shareholder approval for the proposed transaction or the failure to satisfy other conditions to complete the proposed transaction. Additional risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its subsequently filed reports with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on the forward-looking statements included in this document, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Important additional information will be filed with the SEC and distributed to shareholders of Chyron.
Chyron intends to file with the SEC and mail to its shareholders a Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the proposed transaction described in this document. The Proxy Statement will contain important information about Chyron, Hego, the proposed transaction, and other related matters. Chyron’s investors and security holders are urged to read this document carefully when it is available.
Chyron’s investors and security holders will be able to obtain free copies of the Proxy Statement and other documents to be filed with the SEC by Chyron regarding the transaction through the web site maintained by the SEC at www.sec.gov.
Chyron and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the purchase agreement. Information regarding Chyron’s directors and executive officers is contained in Chyron’s Form 10-K for the year ended December 31, 2012 and its most recent proxy statement dated April 6, 2012, which are filed with the SEC. Chyron’s proxy statement dated April 6, 2012 also contains information regarding the beneficial ownership of Chyron’s stock by Chyron’s directors and executive officers. A complete description of any interests of Chyron’s directors and executive officers in the transactions contemplated by the purchase agreement will be provided in the Proxy Statement.

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